EX-99.77Q1(d): Copies of instruments defining rights of holders of any new class of the registrant's securities

The terms of the GFS Shares of the Registrant's Prime Obligations Portfolio are described in the registrant's prospectus and statement of additional information filed on April 12, 2011 (Accession No. 00001193125-11-095260).